EXHIBIT 99.1
WESTLAKE CHEMICAL PARTNERS LP

Contact—(713) 585-2900
Investors—Steve Bender
Media—L. Benjamin Ederington

Westlake Chemical Partners LP Announces Record Fourth Quarter and Full Year 2021 Results
•Declared quarterly distribution of $0.4714 per unit; 30th consecutive quarterly distribution

HOUSTON--(BUSINESS WIRE)--Westlake Chemical Partners LP (NYSE: WLKP) (the "Partnership") today reported record net income attributable to the Partnership in the fourth quarter of 2021 of $29.5 million, or $0.84 per limited partner unit, an increase of $14.5 million compared to fourth quarter 2020 net income of $15.0 million. The Partnership's net income in the fourth quarter of 2021 benefited from a buyer deficiency fee as well as recovery of certain other costs from Westlake Corporation ("Westlake") attributable to an unplanned outage. Cash flows from operating activities in the fourth quarter of 2021 were $21.9 million, a decrease of $10.6 million compared to fourth quarter 2020 cash flows from operating activities of $32.5 million. This decrease in cash flows from operating activities was primarily due to the buyer deficiency fee and recovery of certain costs from Westlake that will be paid in 2022. For the three months ended December 31, 2021, MLP distributable cash flow of $15.3 million was comparable to fourth quarter 2020 MLP distributable cash flow.
For the full year 2021, record net income attributable to the Partnership of $82.5 million, or $2.34 per limited partner unit, increased by $16.3 million compared to full year of 2020 net income attributable to the Partnership of $66.2 million. The increase in net income attributable to the Partnership was primarily due to strong third-party sales margins and benefited from a buyer deficiency fee as well as recovery of certain other costs from Westlake. Cash flows from operating activities in the full year of 2021 were $408.4 million, an increase of $35.0 million compared to the full year of 2020 cash flows from operating activities of $373.4 million. This increase in cash flows from operating activities was primarily due to the receipt of a prior year receivable from Westlake. For the year ended December 31, 2021, MLP distributable cash flow of $70.1 million was comparable MLP distributable cash flow of $72.0 million for the year ended December 31, 2020.
On January 24, 2022, the Partnership announced that the Board of Directors of Westlake Chemical Partners GP LLC had approved a quarterly distribution for the fourth quarter of 2021 of $0.4714 per unit to be payable on February 17, 2022 to unitholders of record as of February 3, 2022, representing the 30th consecutive quarterly distribution to our unitholders. MLP distributable cash flow provided full year coverage of 1.06x the declared distributions for 2021.
"The Partnership's performance in 2021 is a testament to the sustaining earnings power of the Partnership despite the impacts of a winter storm and hurricanes, as well as planned and unplanned outages at our facilities while maintaining solid coverage. The provisions in our long-term Ethylene Sales Agreement with Westlake insulate our earnings and cash flows from unexpected volatility," said Albert Chao, President and Chief Executive Officer. "As we look into 2022, we are excited about the continued strong performance of the Partnership and delivering solid value and healthy returns to our unitholders."
OpCo's Ethylene Sales Agreement with Westlake is designed to provide for stable and predictable cash flows. The agreement provides that 95% of OpCo's ethylene production is sold to Westlake for a cash margin of $0.10 per pound, net of operating costs, maintenance capital expenditures and reserves for future turnaround expenditures.

i

The statements in this release and the related teleconference relating to matters that are not historical facts, such as those with respect to the ability to deliver value and returns, and the expectation for sustained performance are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to, the COVID-19 pandemic and the response thereto; operating difficulties; the volume of ethylene that we are able to sell; the price at which we are able to sell ethylene; changes in the price and availability of feedstocks; changes in prevailing economic conditions; actions and commitments of Westlake Corporation; actions of fourth parties; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; changes in laws and regulations (or the interpretation thereof); inability to acquire or maintain necessary permits; inability to obtain necessary production equipment or replacement parts; technical difficulties or failures; labor disputes; difficulty collecting receivables; inability of our customers to take delivery; fires, explosions or other industrial accidents; our ability to borrow funds and access capital markets; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to the Partnership's Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC in March 2021 and Quarterly Report on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 which were filed with the SEC in May 2021, August 2021 and November 2021, respectively.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as MLP distributable cash flow and EBITDA. For this purpose, a non-GAAP financial measure is generally defined by the Securities and Exchange Commission ("SEC") as a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the registrant; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. We report our financial results in accordance with U.S. GAAP, but believe that certain non-GAAP financial measures, such as MLP distributable cash flow and EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. We define MLP distributable cash flow as distributable cash flow less distributable cash flow attributable to Westlake Corporation's noncontrolling interest in OpCo and distributions attributable to the incentive distribution rights holder. MLP distributable cash flow does not reflect changes in working capital balances. We define EBITDA as net income before interest expense, income taxes, depreciation and amortization. MLP distributable cash flow and EBITDA are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess our operating performance as compared to other publicly traded partnerships, our ability to incur and service debt and fund capital expenditures and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities. Reconciliations of MLP distributable cash flow to net income and to net cash provided by operating activities and of EBITDA to net income, income from operations and net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Partners LP
Westlake Chemical Partners is a limited partnership formed by Westlake Corporation to operate, acquire and develop ethylene production facilities and other qualified assets. Headquartered in Houston, the Partnership owns a 22.8% interest in Westlake Chemical OpCo LP. Westlake Chemical OpCo LP's assets consist of three ethylene production facilities in Calvert City, Kentucky, and Lake Charles, Louisiana and an ethylene pipeline. For more information about Westlake Chemical Partners LP, please visit http://www.wlkpartners.com.

Westlake Chemical Partners LP Conference Call Information:
A conference call to discuss Westlake Chemical Partners' fourth quarter and full year 2021 results will be held Tuesday, February 22, 2022 at 1:00 PM Eastern Time (12:00 PM Central Time). To access the conference call, dial (855) 765-5686 or (234) 386-2848 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 636 98 19.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Tuesday, March 1, 2022. To hear a replay, dial (855) 859-2056 or (404) 537-3406 for international callers. The replay passcode is 636 98 19.
The conference call will also be available via webcast at: https://edge.media-server.com/mmc/p/vb94ivzb and the earnings release can be obtained via the Partnership web page at: https://investors.wlkpartners.com/corporate-profile/default.aspx.

WESTLAKE CHEMICAL PARTNERS LP ("WESTLAKE PARTNERS")
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

	(In thousands of dollars, except per unit data)
Revenue
Net sales—Westlake Corporation ("Westlake")	$317,940	$228,223	$1,026,586	$888,245
Net co-product, ethylene and other sales—third parties	12,516	17,429	188,272	78,425
Total net sales	330,456	245,652	1,214,858	966,670
Cost of sales	183,406	160,738	773,152	587,787
Gross profit	147,050	84,914	441,706	378,883
Selling, general and administrative expenses	6,284	7,305	31,018	25,895
Income from operations	140,766	77,609	410,688	352,988
Other income (expense)
Interest expense—Westlake	(2,166)	(2,337)	(8,816)	(12,038)
Other income, net	10	8	62	733
Income before income taxes	138,610	75,280	401,934	341,683
Provision for income taxes	216	156	549	564
Net income	138,394	75,124	401,385	341,119
Less: Net income attributable to noncontrolling interests in Westlake Chemical OpCo LP ("OpCo")	108,882	60,099	318,838	274,952
Net income attributable to Westlake Partners	$29,512	$15,025	$82,547	$66,167

Net income per limited partner unit attributable to Westlake Partners (basic and diluted)
Common units	$0.84	$0.43	$2.34	$1.88

Distributions declared per unit	$0.4714	$0.4714	$1.8856	$1.8856

MLP distributable cash flow	$15,297	$15,603	$70,057	$71,983

Distribution declared
Limited partner units—public and privately held	$9,943	$9,936	$39,760	$39,736
Limited partner units—Westlake	6,657	6,657	26,628	26,629
Total distribution declared	$16,600	$16,593	$66,388	$66,365
EBITDA	$166,760	$103,004	$519,564	$456,875

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2021	December 31, 2020

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$17,057	$17,154
Receivable under the Investment Management Agreement— Westlake Corporation ("Westlake")	106,243	123,228
Accounts receivable, net—Westlake	142,791	108,028
Accounts receivable, net—third parties	5,825	11,029
Inventories	8,898	3,474
Prepaid expenses and other current assets	396	392
Total current assets	281,210	263,305
Property, plant and equipment, net	1,043,539	1,050,677
Other assets, net	155,949	42,506
Total assets	$1,480,698	$1,356,488

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$106,796	$39,754
Long-term debt payable to Westlake	399,674	399,674
Other liabilities	1,530	1,923
Total liabilities	508,000	441,351
Common unitholders—public and privately held	481,796	471,701
Common unitholder—Westlake	54,754	48,270
General partner—Westlake	(242,572)	(242,572)
Total Westlake Partners partners' capital	293,978	277,399
Noncontrolling interest in OpCo	678,720	637,738
Total equity	972,698	915,137
Total liabilities and equity	$1,480,698	$1,356,488

v

WESTLAKE CHEMICAL PARTNERS LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2021	2020

	(In thousands of dollars)
Cash flows from operating activities
Net income	$401,385	$341,119
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108,814	103,154
Other balance sheet changes	(101,760)	(70,876)
Net cash provided by operating activities	408,439	373,397
Cash flows from investing activities
Additions to property, plant and equipment	(81,171)	(36,968)
Investments with Westlake under the Investment Management Agreement	(276,000)	(349,000)
Maturities of investments with Westlake under the Investment Management Agreement	293,000	388,000
Other	(130)	—
Net cash provided by (used for) investing activities	(64,301)	2,032
Cash flows from financing activities
Quarterly distributions to noncontrolling interest retained in OpCo by Westlake	(277,856)	(311,835)
Quarterly distributions to unitholders	(66,379)	(66,363)
Net cash used for financing activities	(344,235)	(378,198)
Net decrease in cash and cash equivalents	(97)	(2,769)
Cash and cash equivalents at beginning of the year	17,154	19,923
Cash and cash equivalents at end of the year	$17,057	$17,154

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF MLP DISTRIBUTABLE CASH FLOW TO NET INCOME
AND NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2021	2020	2021	2020
	(In thousands of dollars)

Net cash provided by operating activities	$99,459	$21,862	$32,521	$408,439	$373,397
Changes in operating assets and liabilities and other	(33,384)	116,532	42,603	(7,054)	(32,278)
Net Income	66,075	138,394	75,124	401,385	341,119
Add:
Depreciation, amortization and disposition of property, plant and equipment	26,958	28,442	25,387	113,032	104,154
Mark-to-market adjustment gain on derivative contracts	—	—	(1,125)	—	(1,340)
Less:
Contribution to turnaround reserves	(10,795)	(44,500)	(10,240)	(80,090)	(39,937)
Maintenance capital expenditures	(15,346)	(46,350)	(11,485)	(87,783)	(37,343)
Distributable cash flow attributable to noncontrolling interest in OpCo	(53,915)	(60,689)	(62,058)	(276,487)	(294,670)
MLP distributable cash flow	$12,977	$15,297	$15,603	$70,057	$71,983

WESTLAKE CHEMICAL PARTNERS LP
RECONCILIATION OF EBITDA TO NET INCOME AND NET CASH
PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended September 30,	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2021	2020	2021	2020
	(In thousands of dollars)

Net cash provided by operating activities	$99,459	$21,862	$32,521	$408,439	$373,397
Changes in operating assets and liabilities and other	(33,384)	116,532	42,603	(7,054)	(32,278)
Net Income	66,075	138,394	75,124	401,385	341,119
Less:
Other income, net	24	10	8	62	733
Interest expense	(2,190)	(2,166)	(2,337)	(8,816)	(12,038)
Income tax benefit (provision)	105	(216)	(156)	(549)	(564)
Income from operations	68,136	140,766	77,609	410,688	352,988
Add:
Depreciation and amortization	26,586	25,984	25,387	108,814	103,154
Other income, net	24	10	8	62	733
EBITDA	$94,746	$166,760	$103,004	$519,564	$456,875